Exhibit 3.1

Pro Forma Restated Articles of Organization reflecting Articles of Amendment dated August 23, 1993, August 21, 2006 and July 26, 2018.

Federal Identification No.
04-2882273
The Commonwealth of Massachusetts
MICHAEL JOSEPH CONNOLLY
Secretary of State
ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108
RESTATED ARTICLES OF ORGANIZATION
General Laws, Chapter 156B, Section 74
This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.
We, John F. White, President and
Alicia R. Lopez, Clerk of
HAEMONETICS CORPORATION
(Name of Corporation)
located at 400 Wood Road, Braintree, Massachusetts 02184 do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted by unanimous written consent of all stockholders dated May 1, 1991.
being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:
1. The name by which the corporation shall be known is:
HAEMONETICS CORPORATION
2. The purposes for which the corporation is formed are as follows:
To carry on any manufacturing, mercantile, selling, management, service or other business, operation or activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts.
3. The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE
Preferred	None	None	N/A
Common	None	150,000,000*	$.01
*Amended from 40,000,000 to 80,000,000 per Articles of Amendment filed August 23, 1993. Amended from 80,000,000 to 150,000,000 per Articles of Amendment filed August 21, 2006.

4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:
Not Applicable
5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:
None
6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
See Continuation Sheet Attached as pages 6-1 through 6-15
We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles:
Article 3, Article 4 and Article 6
Briefly describe the amendments in space below:
To Article 3
1. Deleted the Corporation's Convertible Preferred Stock, following which the only capital stock which the Corporation shall have authority to issue shall be 150,000,000* shares of a single class of Common Stock having a par value of $.01 per share.
*Amended from 40,000,000 to 80,000,000 per Articles of Amendment filed August 23, 1993. Amended from 80,000,000 to 150,000,000 per Articles of Amendment filed August 21, 2006.
To Article 4
1. Deleted the description of the Corporation's Convertible Preferred Stock.
To Article 6
1. Modified provisions regarding indemnification of officers, directors and others;
2. Adopted fair price amendment;
3. Created classified Board of Directors;
4. Adopted provision regarding the redemption by the Corporation of shares acquired in a control share acquisition; and
To Article 2
1. Amend purposes.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 3rd day of May in the year 1991.
/s/ John F. White, President
John F. White

/s/ Alicia R. Lopez, Clerk
Alicia R. Lopez

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Article 6: Other Lawful Provisions

The following additional provisions are hereby established for the management, conduct and regulation of the business and affairs of this corporation, and for creating, limiting, defining and regulating the powers of this corporation and of its directors and stockholders:

I.    General Provisions

1. The Board of Directors is authorized and empowered from time to time, in its discretion, to make, amend or repeal the by-laws, in part or in whole, except with respect to any provision thereof which by law, the Articles of Organization or the by-laws requires action by the stockholders.

2. The Board of Directors shall have full power and authority to determine the terms and manner of issue, including, but not limited to, the consideration therefor, (in a manner consistent with applicable law) and to issue or cause the issue of all shares of capital stock of the corporation now or from time to time hereafter authorized.

3.Meetings of stockholders may be held outside The Commonwealth of Massachusetts at such location within the United States as the Board of Directors may determine. The books of this corporation may be kept (subject to any provision contained in the statutes) at such place or places within The Commonwealth of Massachusetts as may be designated from time to time by the Board of Directors or in the by-laws of this corporation. Election of Directors need not be by ballot unless so requested by any stockholder entitled to vote thereon.

4. The Directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer or stockholder of this corporation individually, or any individual having any interest in any concern which is a stockholder of this corporation, or any concern in which any of such Directors, officers, stockholders or individuals has any interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

(1)	such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

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(2)	no such Director, officer, stockholder or individual shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)
any such Director of this corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same;

provided, however, that any contract, transaction or act in which any director or officer of this corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this corporation, or in which any Directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law;

the term “interest” as used herein shall include any personal interest and interest as a Director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern;

the term “concern” as used herein shall mean any corporation, association, trust, partnership, firm, person or other entity other than this corporation; and

the phrase “subsidiary or affiliate” as used herein shall mean a concern in which a majority of the Directors, trustees, partners or controlling persons is elected or appointed by the directors of this corporation, or is constituted of the Directors or officers of this corporation.

To the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of this corporation outstanding and entitled to vote for Directors at any annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this corporation, or of the Board of Directors or any committee thereof, with regard to all

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stockholders of this corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants under this corporation; provided, however, that

A.
with respect to the authorization or ratification of contracts, transactions or acts in which any of the Directors, officers or stockholders of this corporation have an interest, the nature of such contracts, transactions or acts and the interest of any Director, officer or stockholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

B.	the stockholders so voting shall have made any findings required by law;

C.	stockholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

D.
any failure of the stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive this corporation, its Directors, officers or employees of its or their right to proceed with such contract, transaction or act.

No contract, transaction or act shall be avoided by reason of any provision of this paragraph 4 which would be valid but for such provision or provisions.

5. Each Director or officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account of the corporation, reports made to the corporation by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Directors or officers of the corporation or upon other records of the corporation.

6.In furtherance, and not in limitation, of the purposes enumerated in Article 2 hereof, the corporation shall have all the powers conferred by the laws of The Commonwealth of Massachusetts, provided that no such power shall be exercised in a manner inconsistent with the Business Corporation Law or any other applicable provision of Massachusetts law.

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7. Except as may be otherwise provided herein, this corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Organization in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8.No stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interest of the corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

9. The Directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Board of Directors otherwise specifies, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be paid-in surplus. The Board of Directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by it, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

10. The purchase or other acquisition or retention by the corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall have provided at the time of authorizing such reduction.

11. The corporation may carry on business operation or activity through a wholly or partly owned subsidiary and may be a partner in any business enterprise which it would have power to conduct by itself.

12. Except as otherwise provided in these Articles of Organization, the Articles of Organization of this Corporation

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may be amended at a meeting duly called for the purpose, by the vote of a majority of each class of stock outstanding and entitled to vote thereon provided that any provision added to or changes made in the Articles of Organization by such amendment could have been included in, and any provision deleted thereby could have been omitted from, the original Articles of Organization filed at the time of such meeting.

13. No Director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability, except for any matter in respect of which such director shall be liable under Sections 61 or 62 of Chapter 156B of the Massachusetts General Laws or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this paragraph 13, nor the adoption of any provision of the Articles of Organization inconsistent with this paragraph 13, shall eliminate or reduce the effect of this paragraph 13 in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph 13 would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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II.    Classified Board of Directors

1.The Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. If the number of Directors is not evenly divisible by three, the Board of Directors shall determine the number of Directors to be elected initially into each class. The initial members of Class I shall be Anthony J. Cardinal, Robert M. Reardon and George M. Berman, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1991; the initial members of Class II shall be Michel Garretta and Philip H. Chaffee, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1992; and the initial members of Class III shall be John F.

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White and James L. Peterson, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1993, and in the case of each class, until their respective successors are duly elected and qualified. At each annual election held commencing with the annual election in 1991, the Directors elected to succeed those whose terms expire shall be identified as being of the same class as the Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after their election, and until their respective successors are duly elected and qualified. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified.

2.Notwithstanding any other provisions of these Articles of Organization or the By-Laws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Organization or the By-Laws of the corporation, the affirmative vote of the holders of at least a majority* of the combined voting power of the outstanding stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or to repeal this Section II.

*Amended from eighty (80%) percent to a majority per Articles of Amendment filed July 26, 2018.
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III.    Indemnification of Directors and Others

Section 1.1 Definitions

For purposes of these provisions pertaining to the indemnification of Directors and Others:

(a) “Director/officer” means any person who is serving or has served as a Director, officer or employee of the corporation appointed or elected by the Board of Directors or the stockholders of the corporation, or any Director, officer or employee of the corporation who is serving or has served at the request of the corporation as a Director, officer, trustee, principal, partner, member of a committee, employee or other agent of any other organization, or in any capacity with respect to any employee benefit plan of the corporation or any of its subsidiaries.

(b) “Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative or investigative,

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brought or threatened in or before any court, tribunal, administrative or legislative body or agency, and any claim which could be the subject of a Proceeding.

(c) “Expense” means any fine or penalty, and any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in connection with a Proceeding. The term “Expense” shall include any taxes or penalties imposed on a Director/officer with respect to any employee benefit plan of the corporation or any of its subsidiaries.

Section 1.2 Right to Indemnification

Except as limited by law or as provided in Section 1.3 and 1.4 hereof, each Director/officer (and his heirs and personal representatives) shall be indemnified by the corporation against any Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as a Director/officer.

Section 1.3 Indemnification not Available

No indemnification shall be provided to a Director/officer with respect to a Proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interest of the corporation, or, to the extent that such Proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Section 1.4 Compromise or Settlement

In the event that a Proceeding is compromised or settled so as to impose any liability or obligation on a Director/officer or upon the corporation, no indemnification shall be provided as to said Director/officer with respect to such Proceeding if such Director/officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation, or, to the extent that such Proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

Section 1.5 Advances

The corporation shall pay sums on account of indemnification in advance of a final disposition of a

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Proceeding upon receipt of an undertaking by the Director/officer to repay such sums if it is subsequently established that he is not entitled to indemnification pursuant to Sections 1.3 and 1.4 hereof, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

Section 1.6 Not Exclusive

Nothing in these provisions regarding the Indemnification of Directors and Others shall limit any lawful rights to indemnification existing independently of these provisions.

Section 1.7 Insurance

The foregoing provisions shall not limit the power of the Board of Directors to authorize the purchase and maintenance of insurance on behalf of any Director/officer against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability hereunder.

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IV.    Vote Required for Certain Business Combinations

(A)In addition to any affirmative vote required by law or these Articles of Organization, and except as otherwise expressly provided in Paragraph (B) of this Provision:

1. any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) an Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as such term is hereinafter defined) of an Interested Stockholder; or

2. any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) to or with (a) an Interested Stockholder or (b) or any other person (whether or not itself an Interested Stockholder) which is, or after such sale, lease, exchange, mortgage, pledge, grant of security interest, transfer or other disposition would be, an Affiliate of an Interested Stockholder, directly or indirectly, of substantially all of the assets of the corporation (including, without limitation, any voting securities of a Subsidiary) or any Subsidiary; or

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3. the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary, or both, to (a) an Interested Stockholder or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such issuance or transfer would be, an Affiliate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof); or

4. the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

5. any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of the Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary directly or indirectly beneficially owned by (a) an Interested Stockholder or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such reclassification, recapitalization, merger or consolidation or other transaction would be, an Affiliate of an Interested Stockholder;

shall not be consummated unless such consummation shall have been approved by the affirmative vote of the holders of at least eighty (80%) percent of the combined voting power of the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles of Organization or in any agreement with any national securities exchange or otherwise.

(B)The provisions of Paragraph (A) of this Provision shall not be applicable to any particular Business Combination (as hereinafter defined) and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Organization, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined) or all of the following conditions shall have been met:

1. The transaction constituting the Business Combination shall provide for a consideration to be received by

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all holders of Common Stock in exchange for all their shares of Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a) (if applicable) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by an Interested Stockholder (i) within the two-year period immediately prior to the Announcement Date (as hereinafter defined), (ii) within the two-year period immediately prior to the Determination Date (as hereinafter defined) or (iii) in the transaction in which it became an Interested Stockholder, whichever is highest; or

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher;

2. If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph 2 shall be required to be met with respect to every class or series of outstanding Voting Stock, whether or not as an Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a) (if applicable) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by an Interested Stockholder (i) within the two-year period immediately prior to the Announcement Date, (ii) within the two-year period immediately prior to the Determination Date, or (iii) in the transaction in which it became an Interested Stockholder, whichever is highest; or

(b) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; or

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(c) (if applicable) the highest preferential amount per share to which holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

3. The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) will be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Stock which are beneficially owned by an Interested Stockholder and, if an Interested Stockholder beneficially owns shares of any class or series of Voting Stock which were acquired with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock beneficially owned by it. The price determination in accordance with subparagraphs 1 and 2 of the Paragraph (B) shall be subject to appropriate adjustment in the event of any recapitalization, stock dividend, stock split, combination of shares or similar event;

4. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

(a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor the full amount of any dividends (whether or not cumulative) payable on any outstanding preferred stock;

(b) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) other than as approved by a majority of the Continuing Directors and (ii) an increase in such annual rate of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

(c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock at a price lower than that paid in the transaction in which it became an Interested Stockholder.

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5. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

6. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to the stockholders of the corporation, no later than the earlier of (a) thirty (30) days prior to any vote on the proposed Business Combination or (b) if no vote on such Business Combination is required, sixty (60) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holder of Voting Stock other than an Interested Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the corporation of such opinion)

(C)	For the purposes of this Provision:

1.“Business Combination” shall mean any transaction which is referred to in any one or more of subparagraphs 1 through 5 of Paragraph (A) of this Provision.

2.“Voting Stock” shall mean stock of all classes and series of the corporation entitled to vote generally in the election of Directors.

3.“Person” shall mean any individual, firm, trust, partnership, association, corporation or other entity;

4.“Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary or any person who

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was a holder of common stock of the corporation on December 12, 1985) who or which:

(a) is the beneficial owner, directly or indirectly, of more than ten (10%) percent of the combined voting power of the then outstanding Voting Stock; or

(b) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly of more than ten (10%) percent of the combined voting power of the then outstanding Voting Stock; or

(c) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, unless such assignment or succession shall have occurred pursuant to a Public Transaction (as hereinafter defined) or any series of transactions involving a Public Transaction.

For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 6 below but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or option, or otherwise.

5. “Public Transaction” shall mean any (a) purchase of shares offered pursuant to an effective registration statement under the Securities Act of 1933 of (b) open-market purchase of shares on a national securities exchange if, in either such case, the price and other terms of sale are not negotiated by the purchaser and the seller of the beneficial interest in the shares.

6. A person shall be a “beneficial owner” of any Voting Stock:

(a)which such person or any of its Affiliates beneficially owns, directly or indirectly; or

(b)which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or

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otherwise or (ii) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

7. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 10, 1990.

8. “Subsidiary” shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11.1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 10, 1990) is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

9. “Continuing Director” shall mean any member of the Board of Directors of the corporation who is unaffiliated with, and not a nominee of, an Interested Stockholder and was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

10.“Announcement Date” shall mean the date of the first public announcement of the proposed Business Combination.

11.“Determination Date” shall mean the date on which an Interested Stockholder became an Interested Stockholder.

12.“Fair Market Value” shall mean: (a) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding the date in question of a share of such stock on the National Market System of the National Association of Securities Dealers Automated Quotation System or any system then in use on any national securities exchange or automated quotation system, or if no such quotations are available, the fair market value on the date in

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question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(D)A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Provision, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Provision, including, without limitation, (1) whether a person is an Interest Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate of another, (4) whether the requirements of Paragraph (B) of this Provision have been met and (5) such other matters with respect to which a determination is required under this Provision. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Provision.

(E)Nothing contained in this Provision shall be construed to relieve an Interested Stockholder of any fiduciary obligation imposed by law.

(F)Notwithstanding any other provisions of these Articles of Organization or the By-laws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Organization or the By-laws of the corporation, the affirmative vote of the holders of at least a majority* of the combined voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or repeal this Provision.
*Amended from eighty (80%) percent to a majority per Articles of Amendment filed July 26, 2018.
****

V.    Redemption of Shares

In accordance with Section 6 of Chapter 110D of the General Laws of the Commonwealth of Massachusetts the corporation by action of its Board of Directors is authorized, at the option of the corporation by such Board of Directors action but without requiring the agreement of the person who has made a control share acquisition (as defined in said Chapter 110D), to redeem all but not less than all shares acquired in such a control share acquisition in accordance with and subject to the limitations contained in said Chapter 110D including Section 6 thereof.

6-15

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B, Section 74)

I hereby approve the within restated articles of
organization and the filing in the amount of
$600.00 having been paid, said articles are
deemed to have been filed with me this 17th
day of May, 1991.

/s/ Michael J. Connolly
MICHAEL JOSEPH CONNOLLY
Secretary of State

TO BE FILLED IN BY CORPORATION

PHOTO COPY OF RESTATED ARTICLES OF ORGANZIATON TO BE SENT TO:
Mary Ellen O'Mara, P.C.
Hutchins & Wheeler
101 Federal Street, Boston, MA 02110
Telephone 617-951-6600

Copy Mailed